SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
              (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13d-2 (b)
                             (Amendment No._______)*


                           Nuance Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    669967101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 17 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 2 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners IV, L.P. ("USVP IV")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,281,144 shares, except that Presidio Management Group IV, L.P.
           OWNED BY EACH                      ("PMG IV"), the general partner of USVP IV, may be deemed to have sole
             REPORTING                        voting power with respect to such shares, and William K Bowes, Jr.
              PERSON                          ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz")
               WITH                           and Philip M. Young ("Young"), the general partners of PMG IV, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,281,144 shares, except that PMG IV, the general partner of
                                              USVP IV, may be deemed to have sole dispositive power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,281,144
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.14%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 3 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                       Second Ventures II, L.P. ("SV II")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       277,866 shares,  except that PMG IV, the general partner of SV II, may
           OWNED BY EACH                      be deemed to have sole voting  power with respect to such shares, and
             REPORTING                        Bowes,  Federman,  Krausz and Young, the general partners of PMG IV, may
              PERSON                          be deemed to have shared  voting  power with respect to such shares.
               WITH                 -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     ---------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              277,866 shares, except that PMG IV, the general partner of SV II, may be deemed to have sole dispositive power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       277,866
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.87 %
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 4 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP Entrepreneur Partners II, L.P. ("UEP II")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       79,390 shares,  except that PMG IV, the general partner of UEP II, may
          OWNED BY EACH                       be deemed to have sole voting power with  respect to such shares, and
             REPORTING                        Bowes,  Federman,  Krausz and Young, the general partners  of PMG IV, may
              PERSON                          be deemed to have shared  voting  power with  respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              79,390 shares, except that PMG IV, the general partner of UEP II, may be deemed to have sole dispositive power with respect to such shares, and Bowes, Federman, Krausz and Young, the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       79,390
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.25%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 5 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group IV, L.P. ("PMG IV")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                        SOLE VOTING POWER
              SHARES                 5        2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
           BENEFICIALLY                       277,866 are directly owned by SV II and 79,390 are directly
           OWNED BY EACH                      owned by UEP II.  PMG IV is the generalpartner of USVP IV,
             REPORTING                        SV II,  UEP II and 2180,  and may be  deemed to have sole  voting
               PERSON                         power  with  respect to such  shares, and Bowes, Federman,
               WITH                           Krausz  and  Young,   the  general partners  of PMG IV, may be deemed
                                              to have shared  voting  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP II. PMG IV is the general partner of USVP IV,
                                              SV II, UEP II and 2180, and may be deemed to have sole
                                              dispositive power with respect to such shares, and Bowes,
                                              Federman, Krausz and Young, the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,638,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN

------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 6 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                       William K. Bowes, Jr. ("Bowes")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP II. Bowes is a general partner of PMG IV,
                                              the general partner of USVP IV, SV II, UEP II and 2180,
                                              and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP II. Bowes is a general partner of PMG IV,
                                              the general partner of USVP IV, SV II, UEP II and 2180,
                                              and may be deemed to have shared dispositive power with
                                              respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,646,339
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 7 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP II. Federman is a general partner of PMG IV,
                                              the general partner of USVP IV, SV II, UEP II and
                                              2180, and may be deemed to have shared voting power with
                                              respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP II. Federman is a general partner of PMG IV,
                                              the general partner of USVP IV, SV II and UEP II and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,638,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 8 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP
                                              II. Krausz is a general partner of PMG IV, the general partner of
                                              USVP IV, SV II and UEP II and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP
                                              II. Krausz is a general partner of PMG IV, the general partner of
                                              USVP IV, SV II and UEP II and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,638,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 669967101                                               13 G                  Page 9 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP
                                              II. Young is a general partner of PMG IV, the general partner of
                                              USVP IV, SV I and  UEP II and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,638,400 shares, of which 2,281,144 are directly owned by USVP IV,
                                              277,866 are directly owned by SV II and 79,390 are directly owned by UEP
                                              II. Young is a general partner of PMG IV, the general partner of
                                              USVP IV, SV II and UEP II and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,638,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                                 Page 10 of 17 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Nuance Communications, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1005 Hamilton Avenue
                  Menlo Park, CA  94025

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by U.S. Venture  Partners IV, L.P. ("USVP IV"),  Second Ventures II, L.P.
                  ("SV II"), USVP  Entrepreneur  Partners II, L.P. ("UEP II"),  Presidio  Management Group IV, L.P.
                  ("PMG IV"),  William K. Bowes,  Jr.  ("Bowes"),  Irwin  Federman  ("Federman"),  Steven M. Krausz
                  ("Krausz") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG IV is the general  partner of USVP IV, SV II and UEP II and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz and Young are the general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer  directly owned by USVP IV, SV II and UEP II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP IV, UEP II, and PMG IV are Delaware limited partnerships, and SV II is a Cayman Islands limited partnership and Bowes, Federman, Krausz and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 669967101

ITEM 3.           Not Applicable



                                                                                                                 Page 11 of 17 Pages


ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                           See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                                     (i)      Sole power to vote or to direct the vote:
                                                              ----------------------------------------

                                                              See Row 5 of cover page for each Reporting Person.

                                                     (ii)     Shared power to vote or to direct the vote:
                                                              ------------------------------------------

                                                              See Row 6 of cover page for each Reporting Person.

                                                     (iii)    Sole power to dispose or to direct the disposition of:
                                                              -----------------------------------------------------

                                                              See Row 7 of cover page for each Reporting Person.

                                                     (iv)     Shared power to dispose or to direct the disposition of:
                                                              -------------------------------------------------------

                                                              See Row 8 of cover page for each Reporting Person.


                                                                                                                 Page 12 of 17 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of USVP IV, SV II,
                  UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY:
                  ----------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable



                                                                                                                 Page 13 of 17 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001


U.S. Venture Partners IV, L.P.                                   /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Second Ventures II, L.P.                                         /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners II, L.P.                              /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                               /s/ Michael Maher
A Delaware Limited Partnership                                   ------------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

William K. Bowes, Jr.                                            /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact




                                                                                                                 Page 14 of 17 Pages



Irwin Federman                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

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                                                                                                                 Page 15 of 17 Pages

                                                             EXHIBIT INDEX

                                                                                              Found on
                                                                                            Sequentially
Exhibit                                                                                     Numbered Page
-------                                                                                     -------------
Exhibit A: Agreement of Joint Filing                                                             16


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact                                     17


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                                                                                                                 Page 16 of 17 Pages

                                  EXHIBIT A

                           Agreement of Joint Filing

             The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Nuance Communications, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 9, 2001


U.S. Venture Partners IV, L.P.                                   /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Second Ventures II, L.P.                                         /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners II, L.P.                              /s/ Michael Maher
By Presidio Management Group IV, L.P.                            ------------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Presidio Management Group IV, L.P.                               /s/ Michael Maher
A Delaware Limited Partnership                                   ------------------------------------------
                                                                 Signature
                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

William K. Bowes, Jr.                                            /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Irwin Federman                                                   /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ------------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


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                                                                                                                 Page 17 of 17 Pages


                                  EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


                 Michael  P.  Maher  has  signed  the   enclosed   documents  as
Attorney-In-Fact.  Note that copies of the  applicable  Power of  Attorneys  are already on file with the appropriate agencies.


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